Exhibit 99.1

Cryoport Reports Record Revenue for Fiscal Year 2019

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Revenue grows 73% year over year

Revenue from commercial therapies increased 295% over the prior year to $8.3 million

Cryoport now supports 436 clinical trials in Regenerative Medicine marke

NASHVILLE, Tennessee, March 5, 2020 - Cryoport, Inc. (NASDAQ: CYRX) (NASDAQ: CYRXW) (“Cryoport”), a global leader in life sciences solutions, today announced financial results for the three and twelve-month periods ended December 31, 2019.

“We reported revenue of $33.9 million for fiscal year 2019, an increase of 73% from fiscal year 2018,” said Jerrell Shelton, Chief Executive Officer of Cryoport. “This record revenue was driven partly by our commercial agreements supporting Gilead’s YESCARTA® and Novartis’ KYMRIAH®, which contributed $8.3 million in the twelve-month period, an increase of 295% or $6.2 million, compared with the prior year. Revenue from our commercial agreements is expected to continue to grow throughout 2020 as the rollouts of these lifesaving therapies accelerate. We also expect to start generating revenue from the commercial launch of bluebird bio’s ZYNTEGLO™, commencing in the first quarter of 2020.

“Global Bioservices contributed $3.0 million in revenue for fiscal year 2019 as a result of the Cryogene acquisition in May 2019. We have made meaningful progress in leveraging cross-selling opportunities and onboarded several Cryoport clients to the Cryogene platform during the second half of 2019. We expect revenue from existing clients and cross-selling opportunities to continue to drive revenue growth throughout 2020.

Mr. Shelton continued, “As we deepen and broaden our Compliance Unified Ecosystem™ of global strategic alliances to better serve our life sciences markets we are also investing in infrastructure, adding new talent to our teams, and developing new, innovative solutions. This includes the build out of a larger Global Supply Chain Center in Morris Plains, New Jersey and a new Global Supply Chain Center in Houston, Texas to provide global logistics and bioservices solutions to meet the growing demands for our services and to ensure we have the scale to serve an expanded client base. Both centers are expected to be completed during the fourth quarter of 2020.”

“In 2019 the global regenerative medicine market experienced significant growth, resulting in an expanding pipeline of therapies. According to the Alliance for Regenerative Medicine, there are currently a total of 1,066 clinical trials in the Regenerative Medicine market, globally, with 381 trials in Phase I, 591 in Phase II, and 94 in Phase III. A record total of five Cryoport supported Marketing Authorization Applications (MAA’s) or Biologics Licensing Applications (BLA’s) were filed during the fourth quarter of 2019. We expect this momentum to accelerate, with approximately 10 additional Cryoport-supported MAA’s and BLA’s filed in 2020, based on internal information and forecasts from the Alliance for Regenerative Medicine. These filings are anticipated to be primary revenue drivers for Cryoport in the future as each of them requires comprehensive temperature-controlled solutions support at scale.

“During the Fourth Quarter, we added a net total of 11 clinical trials, bringing the grand total of regenerative therapy clinical trials supported by Cryoport to a record 436, of which 56 are currently in Phase III. We anticipate the continued expansion of the Regenerative Medicine market, together with growth in Cryoport’s market share, to drive an ongoing and significant increase in the number of clinical trials we support,” continued Mr. Shelton.

“The Reproductive Medicine market is solid and growing, with 2019 revenue growing 34% year over year driven by increased adoption of our specialized solutions in domestic and international markets. The Prelude Network, which is the largest network of fertility centers in the U.S., will accelerate our growth in the Reproductive Medicine market as it rolls out our platform of temperature-controlled solutions to its entire clinical network and its strong pipeline of prospects.

“Revenue from the Animal Health market increased 2% year over year and is expected to accelerate in 2020 due to expansion of services to our existing base and the development of new clients in this area. We are confident in our strategies to grow our presence in both the Reproductive Medicine and Animal Health markets in 2020.”

“In Fiscal 2019 we secured several new client agreements and top-tier partnerships and invested in new infrastructure build. As a result, we have entered 2020 with a strong foundation, supported by approximately $94 million in cash and short-term investments, to further drive infrastructure build out, organic growth and acquisitions. We will continue to advance our strategy to build out our Compliance Unified Ecosystem™ (“CUE”) within the life sciences industry by expanding both our global network and platform solutions. We believe the Regenerative Medicine market will continue to accelerate as new life changing therapies enter clinical trials and reach commercial approval. This is a pivotal time in Cryoport’s evolution, and we are laser-focused on seizing this unique opportunity to build value for our shareholders and bring life changing therapies to market.”, Mr. Shelton concluded.

Market Highlights:

Global Logistics Solutions

Biopharma

•	Biopharma revenue increased by 64% in the twelve months ended December 31, 2019 compared to the same period in 2018; for the quarter ended December 31, 2019, biopharma revenue increased 42% compared to the same period in 2018.

•	Commercial revenue increased $6.2 million or 295% to $8.3 million for year ended December 31, 2019, as compared to $2.1 million for the same period in 2018; for the quarter ended December 31, 2019, commercial revenue increased $1.6 million or 200% to $2.4 million, as compared to $0.8 million for the same period in 2018.

•	Cryoport is now supporting a net total of 436 clinical trials as of December 31, 2019 compared with 357 as of December 31, 2018. The number of trials in Phase III grew to 56, compared with 47 as of December 31, 2018. Of the 436 total trials Cryoport supports, 361 are in the Americas, 61 in EMEA (Europe, the Middle East and Africa) and 14 in APAC (Asia Pacific). This compares to 317 in the Americas and 40 in EMEA as of December 31, 2018.

•	During 2019, Cryoport expanded its Compliance Unified Ecosystem™ of global strategic alliances through previously announced relationships with Lonza, Vineti, and EVERSANA to further expand its leadership position in the markets.

Animal Health

•	Animal Health revenue increased by 2% in the twelve months ended December 31, 2019 compared to the same period in 2018; for the quarter ended December 31, 2019, Animal Health revenue increased 28% compared to the same period in 2018.

•	Cryoport is growing its revenue in the Animal Health market through new dedicated resources. It has a strong pipeline of potential clients, which is anticipated to drive revenue growth in 2020.

Reproductive Medicine

•	Reproductive Medicine revenue increased by 34% for the twelve months ended December 31, 2019 compared to the same period in 2018; for the quarter ended December 31, 2019 Reproductive Medicine revenue increased by 23%, growing both domestically as well as internationally. This growth can be attributed to increasing awareness of our CryostorkTM platform as well as maturing commercial relationships with large clinical networks.

Global Bioservices

•	Bioservices revenue was $1.3 million and $3.0 million for the three and twelve-month periods ended December 31, 2019 resulting from the acquisition of Cryogene consummated in May 2019.

Financial Highlights:

•	Revenue increased 73% to $33.9 million and 62% to $9.2 million for the twelve and three-month periods ended December 31, 2019, compared with the same periods in the prior year.

•	Excluding revenue from the Cryogene acquisition, consummated in May of 2019, for the three and twelve-month periods ended December 31, 2019, revenue grew 40% and 58%, compared with the same periods in the prior year.

•	Gross margin for the three and twelve-months ended December 31, 2019 was 53% and 51%, respectively, compared to 50% and 52% for the respective periods in the prior year.

•	The 2019 financial results include a one-time charge of $9.6 million in accelerated stock-based compensation expense (non-cash) of which $0.4 million and $9.2 million are included in cost of revenues and operating costs and expenses, respectively. The charge recorded in the third quarter of 2019 incorrectly included stock option grants to nonemployee directors which was reversed in the fourth quarter resulting in a reduction of $0.8 million of stock-based compensation expense in the fourth quarter of 2019.

•	Operating costs and expenses increased by $0.8 million, and $16.1 million, for the three and twelve-month periods ended December 31, 2019, respectively, compared to the same periods in the prior year, as a result of $9.6 million in one-time accelerated stock-based compensation expenses (non-cash) as well as continued investments in the build out of infrastructure to support the accelerating market demands.

•	Adjusted EBITDA for the three-month period ended December 31, 2019 was $0.8 million, compared with ($0.4 million) in the same three-month period in the prior year. Adjusted EBITDA for the twelve-month period ended December 31, 2019, was $2.0 million, compared with ($2.2 million) in the same twelve-month period in the prior year.

•	Net loss for the three-month period ended December 31, 2019 was $0.9 million, or $0.03 per share (Adjusted net loss was $1.7 million, or $0.05 per share, excluding the reversal of accelerated stock-based compensation expense for nonemployee directors described above), compared to a net loss of $2.3 million, or $0.08 per share in the same three-month period in 2018.

•	Net loss for the twelve-month period ended December 31, 2019 was $18.3 million, or $0.55 per share (Adjusted net loss was $8.8 million, or $0.26 per share, excluding the accelerated vesting stock-based compensation expense described above), compared with $9.6 million, or $0.34 per share, in the same twelve-month period in 2018.

•	Cryoport reported $94.3 million in cash, cash equivalents and short-term investments as of December 31, 2019, compared with $47.3 million as of December 31, 2018. This increase includes net proceeds of $68.8 million received from a public offering completed in June 2019.

Further information on Cryoport’s financial results is included on the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in Cryoport’s annual report on Form 10-K for the twelve months ended December 31, 2019, which will be filed with the Securities and Exchange Commission (“SEC”) on March 10, 2020. The full report will be available on the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport 2019 Year in Review”, which will provide a review of Cryoport’s recent financial and operational performance and a general business update, will be issued by management at 4:05 pm ET on Thursday, March 5. The document is designed to be read by investors before the questions and answers conference call and can be accessed at http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 pm ET on March 5, 2020. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding Cryoport’s reported results.

Conference Call Information Conference Call Information

Date:	March 5, 2020
Time:	5:00 p.m. ET
Dial-in numbers:	+1 (855) 327-6837 (U.S.) or +1 (631) 891-4304 (International)
Confirmation code:	Request the “Cryoport Call”
Live webcast:	‘Investor Relations’ section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the question and answer webcast will be available approximately three hours after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the webcast, please follow this link. A dial-in replay of the call will also be available to those interested until March 12, 2020. To access the replay, dial +1 (844) 512-2921 (United States) or +1 (412) 317-6671 (International) and enter replay pin number: 10008682.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is redefining logistics by providing a platform of temperature-controlled solutions for the life sciences industry, serving the Biopharma, Reproductive Medicine, and Animal Health markets. Our mission is to support life and health on earth by providing reliable and comprehensive solutions for the life sciences through our advanced technologies, Global Supply Chain Network and dedicated scientists, technicians and supporting team of professionals. Through purpose-built proprietary packaging; information technology; smart, sustainable cold chain logistics; and biostorage/biobanking services, Cryoport helps its customers advance life sciences research, support life-saving advanced therapies and deliver vaccines, protein producing materials, and IVF treatments in over 100 countries around the world. For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s 10-K for the year ended December 31, 2019 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer / Elizabeth Barker

KCSA Strategic Communications

tfromer@kcsa.com / ebarker@kcsa.com

P: 1-212-896-1203

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Cryoport Inc. and Subsidiaries

 Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
Revenues	$9,242,066	$5,690,898	$33,941,900	$19,626,453
Cost of revenues	4,309,757	2,874,710	16,590,244	9,386,188
Gross margin	4,932,309	2,816,188	17,351,656	10,240,265

Operating costs and expenses:
General and administrative	2,132,865	2,447,962	17,465,191	9,798,793
Sales and marketing	2,608,210	1,989,330	13,820,868	7,245,644
Engineering and development	1,069,585	598,761	3,740,642	1,840,443
Total operating costs and expenses	5,810,660	5,036,053	35,026,701	18,884,880

Loss from operations	(878,351)	(2,219,865)	(17,675,045)	(8,644,615)
Other income (expense):
Interest expense	(445,876)	(69,253)	(1,366,924)	(69,253)
Warrant inducement and repricing expense	-	-	-	(899,410)
Other income, net	427,653	35,068	772,065	77,631
Loss before provision for income taxes	(896,574)	(2,254,050)	(18,269,904)	(9,535,647)
Provision for income taxes	(50,965)	(4,214)	(61,575)	(19,954)
Net loss	(947,539)	(2,258,264)	(18,331,479)	(9,555,601)

Net loss per share - basic and diluted	$(0.03)	$(0.08)	$(0.55)	$(0.34)
Weighted average shares outstanding - basic and diluted	36,196,524	29,454,077	33,394,285	28,210,648

Cryoport Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,
	2019	2018
Current Assets:
Cash and cash equivalents	$47,234,770	$37,327,125
Short-term investments	47,060,786	9,930,968
Accounts receivable, net	7,098,191	3,543,666
Inventories	473,961	220,514
Prepaid expenses and other current assets	1,096,855	752,269
Total current assets	102,964,563	51,774,542
Property and equipment, net	11,833,057	4,357,498
Operating lease right-of-use assets	4,460,319	-
Intangible assets, net	5,177,578	137,220
Goodwill	10,999,722	-
Deposits	437,299	350,837
Total assets	$135,872,538	$56,620,097

Current liabilities:
Accounts payable and other accrued expenses	$2,498,375	$1,709,397
Accrued compensation and related expenses	1,903,720	1,262,478
Deferred revenue	367,867	66,315
Operating lease liabilities	665,901
Finance lease liabilities	24,617	23,191
Total current liabilities	5,460,480	3,061,381
Convertible note, net	-	14,711,580
Operating lease liabilities, net	4,101,236	-
Finance lease liabilities, net	8,539	33,156
Deferred rent liability, net	-	267,415
Deferred tax liability	20,935	-
Total liabilities	9,591,190	18,073,532
Total stockholders' equity	126,281,348	38,546,565
Total liabilities and stockholders' equity	$135,872,538	$56,620,097

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934. These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles. In evaluating Cryoport's performance, management uses certain non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes that the following non-GAAP financial measures, adjusted net loss and adjusted EBITDA, provide a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Board of Directors utilize these non-GAAP financial measures to gain a better understanding of Cryoport's comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP financial measures, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, identifying trends in Cryoport's underlying business and performing related trend analyses, and they provide a better understanding of how management plans and measures Cryoport's underlying business.

Cryoport Inc. and Subsidiary

Adjusted EBITDA Reconciliation

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net loss	$(947,539)	$(2,258,264)	$(18,331,479)	$(9,555,601)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	825,051	264,746	2,415,222	857,939
Interest expense	445,876	69,253	1,366,924	69,253
Stock-based compensation expense	382,467	1,484,723	16,523,506	5,478,625
Warrant repricing expense	-	-	-	899,410
Income taxes	50,965	4,214	61,575	19,954
Adjusted EBITDA	$756,820	$(435,328)	$2,035,748	$(2,230,420)

Cryoport Inc. and Subsidiaries

Adjusted Net Loss and Net Loss per Share Reconciliation

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net loss	$(947,539)	$(2,258,264)	$(18,331,479)	$(9,555,601)
Accelerated vesting stock-based compensation expense	(765,099)	-	9,561,884	-
Adjusted net loss	$(1,712,638)	$(2,258,264)	$(8,769,595)	$(9,555,601)

Adjusted net loss per share - basic and diluted	$(0.05)	$(0.08)	$(0.26)	$(0.34)
Weighted average shares outstanding - basic and diluted	36,196,524	29,454,077	33,394,285	28,210,648